Exhibit 99.1

One Horizon Group CEO Mark White Provides Update on Acquisition Strategy and Related Financial Considerations

London – February 26, 2018 – One Horizon Group, Inc. (NASDAQ: OHGI) issued the following letter to shareholders today from Chief Executive Officer, Mark White.

Dear Fellow Shareholders –

It has been three months since I last wrote to you regarding our plan to position One Horizon as a forward-thinking, technology acquisition company and I’d like to take this opportunity to thank each of you for your confidence in our business strategy and provide further information regarding our recent acquisition of 123Wish and our announced term sheet with C-Rod, which transaction we intend to close in the next two weeks.

As I stated in my last correspondence, I am keenly aware that beyond the innovation of the businesses we are acquiring, our financial reports and future updates will quantify our success. We will be measured by our sales and profitability and I firmly believe when that when the market analyzes our quarterly reports for 2018, our stock price will sustainably reflect the financial progress we have and will continue to make. We aim to issue financial guidance in the near future.

So, you may be wondering, how is One Horizon going to pay for these acquisitions?

Our investors have struck previously disclosed warrants and One Horizon’s cash on-hand exceeds $1,000,000. Under my leadership, One Horizon has not and will not enter into any financing unless based on market-reasonable pricing, has no plans or requirements for debt financing, and no outstanding warrants are at a discount of greater than 20% to the current market-price of One Horizon’s Common Stock. In fact, the majority of the outstanding warrants are near or above such price.

One Horizon will not enter into any new financing transactions this quarter as there is no need for such funds or dilution. One Horizon will only undertake an equity financing in one of the later quarters this year if it is supportable based on reported financials and a quantifiable strategy for continued growth.

The total cash requirement for the 123Wish acquisition, and payments are being made only as needed based on a detailed financial model, is $200,000, along with an agreement to extend a loan against revenues in an amount of $100,000, and there is no additional cash requirement from One Horizon for working capital.

The total expected cash requirement for C-Rod is $150,000 payable at closing of the acquisition and there is no additional cash requirement from One Horizon for working capital post-closing. This number is premised upon C-Rod’s representation of a 2017 net profit of nearly $400,000 and its projections.

And what about stock dilution based upon these transactions?

Upon closing of the 123Wish acquisition, One Horizon transferred 1,333,334 shares of Common Stock to the members of the former 123Wish entity. All of these shares are currently restricted, and 1,133,333 of these shares are subject to affiliate trading rules.

Within 30 days following closing of the C-Rod acquisition, One Horizon will transfer 1,000,000 shares of Common Stock to the shareholders of C-Rod and its related entities. All of these shares will be restricted, and 800,000 of these shares will be subject to affiliate trading rules.

Any future One Horizon Common Stock to be transferred to either 123Wish members or C-Rod shareholders will be exclusively on an earn-out basis, contingent upon achievement of net-profits in accordance with Generally Accepted Accounting Principles (“GAAP”). As required by the Securities Laws, the financials of each of these companies will be audited by a Public Company Accounting Oversight Board accounting firm.

The earn-outs are as follows:

123Wish:

1.	Following the first six months post-closing of the acquisition, One Horizon will transfer Common Stock valued at two and a half times (2.5x) the net profit generated by 123Wish in those first six months; and

2.	Following the end of the second six-month period post-closing, One Horizon will transfer Common Stock valued at four and a half times (4.5x) the net profit generated by 123Wish in the second six-month period.

C-Rod:

1.	Following the first 12 months post-closing of the acquisition, One Horizon will transfer Common Stock valued at four times (4x) the net profit generated by C-Rod in those first 12 months;

2.	Following the end of the second 12-month period post-closing, One Horizon will transfer Common Stock valued at four times (4x) the net profit generated by C-Rod in the second 12-month period; and

3.	In the event C-Rod attains GAAP net profit in the first 18 months post-closing, totaling in excess of $3,000,000, as forecast by C-Rod, then the value paid out under paragraph “2” above will increase from four times (4x) to five times (5x) the net profit generated by C-Rod in the second 12-month period.

The vast majority of the earn-out shares for 123Wish and C-Rod will be subject to affiliate trading rules.

Please look forward to future updates regarding the 123Wish and C-Rod acquisitions and business achievements. Our team is confident that both of these deals will drive significant value to all of you, our shareholders.

Thank you for your continued support and I look forward to our future communication as permissible.

Safe Harbor Statement

This news release may contain “forward-looking” statements. These forward-looking statements are only predictions and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ from those in the forward looking-statements. Potential risks and uncertainties include such factors as uncertainty of consumer demand for the Company’s products, as well as additional risks and uncertainties that are identified and described in Company’s SEC reports. Actual results may differ materially from the forward-looking statements in this press release. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company does not undertake, and it specifically disclaims, any obligation to update any forward-looking statements to reflect occurrences, developments, events or circumstances after the date of such statement.

About One Horizon Group, Inc.

One Horizon Group, Inc. (NASDAQ: OHGI) is a developer and reseller of digital technology solutions and secure messaging software for growing online markets in social media, streaming music, gaming, security and education sectors.  For more information on the Company please visit http://www.onehorizoninc.com.

Darrow Associates Contacts for OHGI

Bernie Kilkelly

(516) 236-7007

bkilkelly@darrowir.com

Jordan Darrow

(512) 551-9296

jdarrow@darrowir.com